Exhibit 10.2
GLOBAL RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR EMPLOYEES
UNDER BEIGENE, LTD.
2016 SHARE OPTION AND INCENTIVE PLAN
Name of Grantee:
No. of Restricted Share Units:
Grant Date:
Pursuant to the BeiGene, Ltd. 2016 Share Option and Incentive Plan, as amended through the Grant Date (the “Plan”), and this Global Restricted Share Unit Award Agreement for Employees, including any additional terms and conditions for the Grantee’s country set forth in the appendix attached hereto (the “Appendix,” and together with the Global Restricted Share Unit Award Agreement, the “Agreement”), BeiGene, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), hereby grants an award of the number of Restricted Share Units listed above (an “Award”) to the Grantee named above. Each Restricted Share Unit shall relate to one ordinary share, par value US$0.0001 per share of the Company (the “Ordinary Shares”). The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), and each ADS represents 13 Ordinary Shares. References herein to the issuance of Ordinary Shares shall also refer to the issuance of ADSs on the same basis of one ADS for every 13 Ordinary Shares. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless defined differently herein.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any Ordinary Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Share Units have vested as provided in Paragraph 2 of this Agreement and (ii) Ordinary Shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Share Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the date(s) specified in the following schedule (the “Vesting Date”) so long as the Grantee has served continuously as an employee of the Company or a Subsidiary until and on such dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Share Units specified as vested on such date.

Incremental Number of Restricted Share Units Vested	Vesting Date
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
In determining the number of vested Restricted Share Units at the time of any vesting, the number of Ordinary Shares shall be rounded down to the nearest whole ADS or the nearest increment of 13 Ordinary Shares.
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

Version: June 2020

3.Termination of Employment.
a.If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Share Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Share Units. For the avoidance of doubt, employment during only a portion of the vesting period shall not entitle the Grantee to vest in a pro rata portion of unvested Restricted Share Units.
b. For purposes of the Restricted Share Units, the Grantee’s employment shall be considered terminated as of the date the Grantee is no longer actively employed by the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) and such date will not be extended by any notice period (e.g., the date would not be delayed by any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any). The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Restricted Share Units (including whether the Grantee may still be considered to be employed while on a leave of absence).
4.Issuance of Ordinary Shares. As soon as practicable following each Vesting Date (but in no event later than two and one-half (2.5) months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of Ordinary Shares equal to the aggregate number of Restricted Share Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such Ordinary Shares.
5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.
6.Responsibility for Taxes. The Grantee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary employing the Grantee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other taxrelated items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Share Units, including, but not limited to, the grant, vesting or settlement of the Restricted Share Units, the subsequent sale of Ordinary Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Share Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
a.Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company (or its designated agent) to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding from the proceeds of the sale of Ordinary Shares acquired upon settlement of the Restricted Share Units either

Version: June 2020

through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent). As of the date hereof, the Grantee certifies that this Agreement is entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act or any other securities laws.
b.Alternatively, the Company and/or the Employer, or their respective agents, at their discretion, are authorized to satisfy any applicable withholding obligations with regard to all Tax-Related Items by (i) withholding from the Grantee’s salary, wages or other cash compensation payable to the Grantee by the Company and/or the Employer; or (ii) withholding from Ordinary Shares to be issued to the Grantee upon settlement of the Restricted Share Units; or (iii) any other method of withholding determined by the Company and permitted by applicable law; provided, however, that that if the Grantee is an officer of the Company under Section 16 of the Exchange Act, then Tax-Related Items, if any, shall be withheld as described in subsection (a) of this Paragraph 6.
c.Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Grantee's jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Ordinary Shares), or if not refunded, the Grantee may seek a refund from local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding from Ordinary Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Ordinary Shares subject to the vested Restricted Share Units, notwithstanding that a number of the Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items.
d.While this Agreement is in effect, the Grantee agrees (i) not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Agreement (including, without limitation, with respect to any securities convertible or exchangeable into Ordinary Shares) and (ii) not to attempt to exercise any influence over how, when or whether to effect the withholding and sale of Ordinary Shares pursuant to this Paragraph 6. The Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares, or the proceeds of the sale of Ordinary Shares, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
7.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.No Obligation to Continue Employment or Other Service. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment or other service and neither the Plan nor this Agreement shall interfere in any way with the right of the Employer to terminate the employment of the Grantee at any time.
9.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.Nature of Grant. In accepting the Award, the Grantee acknowledges, understands and agrees that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

Version: June 2020

b.the grant of the Restricted Share Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted in the past;
c.all decisions with respect to future Restricted Share Units or other grants, if any, will be at the sole discretion of the Company;
d.the Grantee is voluntarily participating in the Plan;
e.the grant of the Restricted Share Units does not establish an employment or other service relationship between the Grantee and the Company;
f.the Restricted Share Units and any Ordinary Shares subject to the Restricted Share Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
g.unless otherwise agreed with the Company, the Restricted Share Units and the Ordinary Shares subject to the Restricted Share Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of a Subsidiary;
h.the Restricted Share Units and any Ordinary Shares subject to the Restricted Share Units, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
i.the future value of the Ordinary Shares underlying the Restricted Share Units is unknown, indeterminable, and cannot be predicted with certainty;
j.no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Share Units resulting from the termination of the Grantee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any);
k.unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Share Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Share Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and
l.neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Share Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Share Units or the subsequent sale of any Ordinary Shares acquired upon settlement.
11.Appendix. Notwithstanding any provision of this Global Restricted Share Unit Award Agreement for Employees, if the Grantee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the Restricted Share Units shall be subject to the additional terms and conditions set forth in the Appendix for the Grantee’s country, if any. Moreover, if the Grantee relocates to one of the countries included in the Appendix during the term of the Restricted Share Units, the additional terms and conditions for such country shall apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix forms part of this Agreement.
12.Language. The Grantee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms

Version: June 2020

of this Agreement. If the Grantee has received this Agreement, or any other documents related to the Restricted Share Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
13.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
14.Waivers. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.
15.Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, applied without regard to conflict of law principles.
16.Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of the Cayman Islands, and no other courts, where this grant is made and/or to be performed, and no other courts.
17.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Share Units and the Ordinary Shares acquired upon settlement of the Restricted Share Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.Electronic Delivery and Acceptance of Documents. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company, or any third party designated by the Company.
20.Insider Trading Restrictions / Market Abuse Laws. By accepting the Restricted Share Units, the Grantee acknowledges that he or she is bound by all the terms and conditions of any Company insider trading policy as may be in effect from time to time. The Grantee further acknowledges that, depending on the Grantee’s country, the broker's country or the country in which the Ordinary Shares or the ADSs are listed, the Grantee may be or may become subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Ordinary Shares, rights to Ordinary Shares (e.g., Restricted Share Units) or rights linked to the value of Ordinary Shares during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information.  Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company’s insider trading policy as may be in effect from time to time. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable restrictions, and the Grantee should speak to his or her personal advisor on this matter.
21.Foreign Asset/Account, Exchange Control and Tax Reporting. The Grantee may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Grantee’s ability

Version: June 2020

acquire or hold Restricted Share Units or Ordinary Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Ordinary Shares) in a brokerage/bank account outside the Grantee’s country. The applicable laws of the Grantee’s country may require that he or she report such Restricted Share Units, Ordinary Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Grantee’s country within a certain time period or according to certain procedures. The Grantee acknowledges that he or she is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with applicable laws.

BEIGENE, LTD.
By:
Name:
Title:
The undersigned hereby agrees to the terms and conditions of the Agreement. Electronic agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
Dated:
Grantee’s signature
Name:

Grantee’s address:

[Signature Page to Global Restricted Share Unit Award Agreement for Employees
under the 2016 Share Option and Incentive Plan]

Version: June 2020

Version: June 2020

APPENDIX
GLOBAL RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR EMPLOYEES
UNDER BEIGENE, LTD.
2016 SHARE OPTION AND INCENTIVE PLAN
Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Restricted Share Unit Award Agreement for Employees (the “RSU Agreement”).
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Restricted Share Units if the Grantee works and/or resides in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or the Grantee transfers employment and/or residency to a different country after the Restricted Share Units are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Grantee.
Notifications
This Appendix also includes information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Grantee vests in the Restricted Share Units or sells any Ordinary Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee is strongly advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.
If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment and/or residency to a different country after the Restricted Share Units are granted, the notifications contained in this Appendix may not be applicable to the Grantee in the same manner.

Version: June 2020

DATA PRIVACY PROVISIONS

EMPLOYEES IN THE EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) / UNITED KINGDOM

(a)Data Collection, Processing and Usage. The Company collects, processes, and uses certain personally-identifiable information about the Grantee; specifically, including the Grantee’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Ordinary Shares or directorships held in the Company, and details of all Restricted Share Units or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Employer. In granting the Restricted Share Units under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating Ordinary Shares and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s personal data pursuant to the Company’s legitimate interest of managing the Plan and generally administering employee equity awards and to satisfy its contractual obligations under the terms of the Agreement.

(b)Stock Plan Administration Service Provider. The Company transfers participant data to Morgan Stanley Smith Barney, LLC and certain of its affiliates ("MSSB"), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Grantee’s personal data with another company that serves in a similar manner. MSSB will open an account for the Grantee to receive and trade Ordinary Shares acquired under the Plan. The Grantee will be asked to agree on separate terms and data processing practices with MSSB, which is a condition to the Grantee’s ability to participate in the Plan.

(c)International Data Transfers. The Company and MSSB are based in the People's Republic of China and the United States, respectively. The Company can only meet its contractual obligations to the Grantee if the Grantee’s personal data is transferred to the Company and MSSB. The Company’s legal basis for the transfer of the Grantee’s personal data is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.

(d)Data Retention. The Company will use the Grantee’s personal data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This means the Company may retain the Grantee's personal data after the Grantee's employment relationship has terminated. When the Company no longer needs the Grantee’s personal data, the Company will remove it from its systems to the fullest extent practicable. If the Company keeps the Grantee’s data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)Data Subjects Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s country of residence. For example, the Grantee’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Grantee’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Grantee’s personal data. To receive clarification regarding the Grantee’s rights or to exercise the Grantee’s rights, the Grantee should contact his or her local human resources department.

EMPLOYEES OUTSIDE THE EU/EEA/UNITED KINGDOM

i.Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all Restricted Share Rights or any other entitlement to Ordinary Shares or equivalent benefits awarded, canceled, exercised, purchased, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes

Version: June 2020

of implementing, administering and managing the Grantee’s participation in the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent.
ii.Stock Plan Administration Service Providers. The Company will transfer Data to Morgan Stanley Smith Barney, LLC and certain of its affiliates ("MSSB"), which are assisting the Company with the implementation, administration and management of the Plan. The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with MSSB, with such agreement being a condition to the ability to participate in the Plan.
iii.International Data Transfers. The Company and MSSB are based in the People's Republic of China ("PRC") and the United States, respectively. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the PRC or the United States. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.
iv.Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
v.Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Restricted Share Units or other equity awards to the Grantee or administer or maintain such awards.
vi.Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact his or her local human resources representative.
vii.Alternative Basis. The Grantee understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Grantee may provide another data privacy consent. If applicable, the Grantee agrees that upon request of the Company or the Employer, the Grantee will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Grantee for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands and agrees that the Grantee will not be able to participate in the Plan if the Grantee fails to provide any such consent or agreement requested by the Company and/or the Employer.
ARGENTINA
Notifications
Securities Law Information. Neither the Restricted Share Units nor the underlying Ordinary Shares are publicly offered or listed on any stock exchange in Argentina.
Exchange Control Information. Please note that exchange control regulations in Argentina are subject to frequent change. The Grantee should consult with his or her personal legal advisor regarding any exchange control obligations that the Grantee may have prior to receiving proceeds from the sale of Ordinary Shares or any dividends.

Version: June 2020

The Grantee must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with his or her participation in the Plan.
AUSTRALIA
Notifications

Tax Notification. Subdivision 83A-C of the Income Tax Assessment Act, 1997 applies to the Restricted Share Units granted under the Plan, such that the Restricted Share Units are intended to be subject to deferred taxation.
Exchange Control Information. If the Grantee is an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Grantee’s behalf. If there is no Australian bank involved with the transfer, the Grantee will be required to file the report.

BRAZIL

Terms and Conditions
Compliance with Law. By accepting the Restricted Share Units, the Grantee acknowledges and agrees to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the vesting of the Restricted Share Units, the receipt of any dividends, and the sale of the Ordinary Shares acquired under the Plan.
Labor Law Acknowledgment. By accepting the Restricted Share Units, the Grantee agrees that the Grantee is (i) making an investment decision and (ii) the value of the underlying Ordinary Shares is not fixed and may increase or decrease in value over the vesting period without compensation to the Grantee.
Notifications
Exchange Control Information. If the Grantee is resident or domiciled in Brazil, he or she will be required to submit annually a declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Quarterly reporting is required if such amount exceeds US$100,000,000. Assets and rights that must be reported include Ordinary Shares the Grantee acquires under the Plan and the proceeds realized from the sale of such Ordinary Shares or the receipt of any dividends.
Tax on Financial Transaction (IOF). Repatriation of funds into Brazil and the conversion between BRL and USD associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Grantee’s responsibility to comply with any applicable Tax on Financial Transactions arising from the Grantee’s participation in the Plan. The Grantee should consult with his or her personal tax advisor for additional details.
CANADA

Terms and Conditions
Termination of Employment. The following provision replaces Paragraph 3(b) of the RSU Agreement:
For purposes of the Restricted Share Units, the Grantee’s employment shall be considered terminated as of the earliest of (1) the date the Grantee’s employment relationship with the Company or any Subsidiary is terminated, (2) the date the Grantee receives notice of termination of employment; and (3) the date the Grantee is no longer actively employed by the Company or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any). Such date will not be extended by any notice period (e.g., the date would not be delayed by any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any). The Administrator shall have the exclusive discretion to determine when the

Version: June 2020

Grantee is no longer actively employed for purposes of the Restricted Share Units (including whether the Grantee may still be considered to be employed while on a leave of absence). Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Grantee’s right to vest in the Restricted Share Units under the Plan, if any, will terminate effective as of the last day of the Grantee’s minimum statutory notice period, but the Grantee will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Grantee’s statutory notice period, nor will the Grantee be entitled to any compensation for lost vesting.
The following provision applies if the Grantee is a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Notifications
Securities Law Information. The Grantee will not be permitted to sell or otherwise dispose of any Ordinary Shares acquired under the Plan within Canada. The Grantee will only be permitted to sell or dispose of any Ordinary Shares under the Plan if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., the Nasdaq Global Select Market).
CHINA
The following terms and conditions apply to the Grantee if the Grantee is subject to exchange control restrictions and regulations in China (regardless of the Grantee’s nationality and residency status), including the requirements imposed by the State Administration of Foreign Exchange (the “SAFE”), as determined by the Company in its sole discretion:
Restriction on Sale. Notwithstanding the Plan and any other provision of the Agreement to the contrary, the Grantee will not be permitted to sell any Ordinary Shares acquired under the Plan unless and until the necessary approvals have been obtained from the SAFE and remain effective, as determined by the Company in its sole discretion.
Designated Broker. The Grantee acknowledges that all Ordinary Shares acquired under the Plan will be deposited into a designated account established with a broker designated by the Company. The Grantee further acknowledges that the Grantee may not transfer Ordinary Shares out of the account at any time.
Sale of Ordinary Shares. The Grantee acknowledges and agrees that the Company may require the Grantee to sell any Ordinary Shares acquired under the Plan at such time(s) as determined by the Company in its discretion due to local legal and regulatory requirements, as well as the terms of any approval issued by the SAFE (including within a specified period following the Grantee’s termination of employment). Further, the Grantee expressly and explicitly authorizes the Company to issue instructions, on the Grantee’s behalf, to the Company's designated broker or any other brokerage firm and/or third party administrator engaged by the Company to hold any Ordinary Shares and other amounts acquired under the Plan by the Grantee to sell such Ordinary Shares as may be required to comply with the terms of the Company's SAFE approval and/or applicable legal and regulatory requirements. In this regard, the Grantee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Ordinary Shares at any particular price.
Repatriation and Other Exchange Control Requirements. The Grantee acknowledges and agrees that he or she will be required to immediately repatriate to China the cash proceeds from the sale of any Ordinary Shares the Grantee acquires under the Plan, as well as any cash dividends paid on such Ordinary Shares, through a foreign

Version: June 2020

disbursement account held by the Company's designated broker to a special exchange control account established by a Subsidiary in China. The Grantee further acknowledges and agrees that any proceeds from the sale of any Ordinary Shares or the receipt of any cash dividends may be transferred to such special account prior to being delivered to the Grantee. In this regard, the Grantee also understands that the proceeds will be delivered to the Grantee as soon as possible, but there may be delays in distributing the funds to the Grantee due to exchange control requirements in China. As proceeds will be paid to the Grantee in either U.S. dollars or Renminbi (at the Company's discretion), the Grantee understands that the Grantee may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this U.S. dollar account. The Grantee agrees to bear any remittance fees charged by banks or other financial institutions to handle the payment of my proceeds from the sale of Ordinary Shares. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Administration. The Grantee acknowledges that the Company will not be liable for any costs, fees, lost interest or dividends or other losses the Grantee may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan and the Agreement in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.
FRANCE
Terms and Conditions
Language Consent. By accepting the Restricted Share Units, the Grantee confirms having read and understood the documents relating to the Restricted Share Units which were provided to the Grantee in English.

En acceptant l'attribution d’actions gratuites « Restricted Share Units », le Grantee confirme avoir lu et compris les documents relatifs aux Restricted Share Units qui ont été communiqués au Grantee en langue anglaise.

Notifications

Type of Grant. The Restricted Share Units are not granted as “French-qualified” awards and are not intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197 and seq. of the French Commercial Code, as amended.

GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with securities (including proceeds realized upon the sale of Ordinary Shares), the report must be made electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Grantee is responsible for making this report.

HONG KONG
Terms and Conditions
Settlement. This provision supplements Paragraph 2 of the RSU Agreement:
Notwithstanding anything to the contrary in the Plan, the Restricted Share Units will be settled in Ordinary Shares only, not cash.

Version: June 2020

Sale of Shares. In the event the Restricted Share Units vest within six months of the Grant Date, the Grantee agrees that not to dispose of the Ordinary Shares acquired prior to the six-month anniversary of the Grant Date.
Notifications
Securities Law Information. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Hong Kong residents are advised to exercise caution in relation to the offer. If Hong Kong residents are in any doubt about any of the contents of this document, they should obtain independent professional advice. The Restricted Share Units and Ordinary Shares acquired under the Plan do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries. The Agreement, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or any Subsidiary and may not be distributed to any other person.

IRELAND
Notifications
Director Notification Information. Directors, shadow directors and secretaries of an Irish Subsidiary must notify such Subsidiary in writing upon (i) receiving or disposing of an interest in the Company (e.g., the Restricted Share Units, Ordinary Shares, etc.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time, in each case if the interest represents more than 1% of the Company. This notification requirement also applies with respect to the interests of any spouse or children under the age of 18 of the director, shadow director or secretary (whose interests will be attributed to the director, shadow director or secretary). The Grantee should consult with his or her personal legal advisor as to whether or not this notification requirement applies.

ISRAEL

Terms and Conditions

Vesting of Restricted Share Units/Sale of Ordinary Shares. This provision supplements Paragraph 2 of the RSU Agreement:
To facilitate compliance with withholding obligations for Tax-Related Items in Israel, the Company reserves the right to (a) require the Grantee to sell all Ordinary Shares issued under this Agreement either (i) as soon as practicable upon receipt of such Ordinary Shares, or (ii) upon the Grantee’s termination of employment, or (b) to maintain the Ordinary Shares issued under this Agreement in an account with MSSB, or such other stock plan service provider as may be selected by the Company in the future (the “Designated Broker”), until the Ordinary Shares are sold. By accepting this Agreement, the Grantee authorizes the Company to instruct the Designated Broker to assist with the mandatory sale of such Ordinary Shares (on the Grantee’s behalf pursuant to this authorization) and the Grantee expressly authorizes the Designated Broker to complete the sale of such Ordinary Shares. The Grantee agrees to sign any forms and/or consents required by the Company or the Designated Broker to effectuate the sale of the Ordinary Shares. The Grantee acknowledges that the Designated Broker is under no obligation to arrange for the sale of the Ordinary Shares at any particular price. Upon the sale of the Ordinary Shares, the cash proceeds from the sale of the Ordinary Shares, less any brokerage fees or commissions and any Tax-Related Items, will be delivered to the Grantee.
Notifications
Securities Law Information. This grant does not constitute a public offering under the Securities Law, 1968.

Version: June 2020

ITALY

Terms and Conditions
Plan Document Acknowledgement. By accepting the Restricted Share Units, the Grantee acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. The Grantee further acknowledges that he or she has read and specifically and expressly approves the following clauses in the Agreement: Section 1: Restrictions on Transfer of Award; Section 2: Vesting of Restricted Share Units; Section 6: Responsibility for Taxes; Section 10: Nature of Grant; Section 15: Choice of Law; Section 16: Venue; Section 18: Imposition of Other Requirements; and Section 19: Electronic Delivery and Acceptance of Documents.

JAPAN
There are no country-specific provisions.

KOREA
There are no country-specific provisions.

NETHERLANDS
There are no country-specific provisions.
NEW ZEALAND
Notifications
Securities Law Information. The Grantee is being offered Restricted Share Units which, if vested, will entitle the Grantee to acquire Ordinary Shares in accordance with the terms of the Agreement and the Plan. The Ordinary Shares, if issued, will give the Grantee a stake in the ownership of the Company. The Grantee may receive a return if dividends are paid.
If the Company runs into financial difficulties and is wound up, the Grantee will be paid only after all creditors and holders of preference shares (if any) have been paid. The Grantee may lose some or all of the Grantee’s investment, if any.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Grantee may not be given all the information usually required. The Grantee will also have fewer other legal protections for this investment. The Grantee is advised to ask questions, read all documents carefully, and seek independent financial advice before committing.
The Ordinary Shares (in the form of ADSs) are quoted on the Nasdaq Global Select Market. This means that if the Grantee acquires Ordinary Shares under the Plan, the Grantee may be able to sell the Ordinary Shares on the Nasdaq Global Select Market if there are interested buyers. The Grantee may get less than the Grantee invested. The price will depend on the demand for the Ordinary Shares.
For information on risk factors impacting the Company’s business that may affect the value of the Ordinary Shares, the Grantee should refer to the risk factors discussion on the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at http://ir.beigene.com/.

Version: June 2020

POLAND
Notifications
Exchange Control Information. The transfer of funds in excess of a certain amount (currently PLN 15,000, unless the transfer is connected with the business activity of an entrepreneur, in which case a lower threshold may apply) into Poland must be made through a bank account in Poland. The Grantee understands that he or she is required to store all documents connected with any foreign exchange transactions for a period of five years, as measured from the end of the year in which such transaction occurred. The Grantee should consult with his or her personal legal advisor to determine what he or she must do to fulfill any applicable reporting/exchange control duties.
RUSSIA
Terms and Conditions
Securities Law Notification. This Agreement, the Plan and all other materials the Grantee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Any issuance of Ordinary Shares under the Plan has not and will not be registered in Russia and hence the Ordinary Shares described in any Plan-related documents may not be offered or placed in public circulation in Russia. In no event will Ordinary Shares issued to the Grantee under the Plan be delivered to the Grantee in Russia.
Exchange Control Information. All restrictions on the payment of funds by non-residents into a Russian resident’s declared foreign brokerage account, including dividends and proceeds from the sale of Ordinary Shares, have been abolished as of January 1, 2020. The Grantee can receive, hold and remit dividends and proceeds from the sale of Ordinary Shares into and out of the Grantee’s brokerage account without any requirement to first repatriate such funds to an authorized bank in Russia. The Grantee should be aware that the rules related to foreign bank accounts are different and that pursuant to changes effective December 2, 2019 (with retroactive effect to January 1, 2018), certain restrictions with respect to payments by non-residents into a Russian currency resident’s foreign bank account will continue to apply where the foreign bank account is located in the U.S. The Grantee should contact his or her personal advisor to confirm the application of the exchange control restrictions prior to vesting in the Restricted Share Units and selling Ordinary Shares as significant penalties may apply in case of non-compliance with the exchange control restrictions and because such exchange control restrictions are subject to change.
SINGAPORE
Terms and Conditions
Restrictions on Sale and Transferability. The Grantee hereby agrees that any Ordinary Shares acquired pursuant to the Restricted Share Units will not be sold or offered for sale in Singapore, unless such sale or offer is made: (1) after six (6) months of the Grant Date, (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 1006 Ed.) (“SFA”), or (3) pursuant to, and in accordance with, the conditions of any other applicable provisions of the SFA.
Notifications

Securities Law Information. The grant of the Restricted Share Units is being made in reliance on section 273(1)(f) of the SFA and is not made with a view to the Ordinary Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Version: June 2020

Director Notification Obligation. The directors (including alternative directors, substitute directors and shadow directors1) of a Singaporean Subsidiary are subject to certain notification requirements under the Singapore Companies Act.  The directors must notify the Singaporean Subsidiary in writing of an interest (e.g., the Award or Ordinary Shares) in the Company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Restricted Share Units or when Ordinary Shares acquired under the Plan are subsequently sold), or (iii) becoming a director.

SPAIN

Terms and Conditions
Labor Law Acknowledgment. The following provision supplements Paragraph 9 of the RSU Agreement:
By accepting the Restricted Share Units, the Grantee acknowledges that the Grantee consents to participation in the Plan and has received a copy of the Plan.
A termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of any unvested Restricted Share Units; in particular, the Grantee understands and agrees that the Restricted Share Units will be forfeited without entitlement to the underlying Ordinary Shares or to any amount as indemnification in the event of a termination of employment prior to vesting by reason of, including, but not limited to, resignation, disciplinary dismissal with or without cause, individual or collective layoff with or without cause, material modification of employment under Article 41 of the Worker’s Statute, relocation under Article 40 of the Worker’s Statute, Article 50 of the Worker’s Statute, Article 10.3 of Royal Decree 1382/1985 and unilateral withdrawal by the Employer.
Furthermore, the Grantee understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Restricted Share Units under the Plan to individuals who may be employees of the Company and its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary, other than to the extent set forth in the Agreement. Consequently, the Grantee understands that the Restricted Share Units are offered on the assumption and condition that the Restricted Share Units and any Ordinary Shares acquired under the Plan are not part of any employment contract (either with the Company or any Subsidiary), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, the Grantee understands that this offer would not be made but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Restricted Share Units shall be null and void.
Notifications
Securities Law Information. The Restricted Share Units do not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Exchange Control Information. The Grantee must declare the acquisition, ownership and disposition of stock in a foreign company (including Ordinary Shares acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness, for statistical purposes. The Grantee must also declare ownership of any Ordinary Shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the Ordinary Shares are owned. In addition, the sale of Ordinary Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed €1,502,530, or the Grantee holds 10% or more of the share capital of the
1 A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

Version: June 2020

Company or other such amount that would entitle the Grantee to join the Board, in which case the filing is due within one month after the sale.
SWITZERLAND
Notifications
Securities Law Information. Neither this document nor any materials relating to the Ordinary Shares constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), and neither this document nor any materials relating to the Ordinary Shares may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or one of its Subsidiaries. Neither this document nor any other offering or marketing material relating to the Restricted Share Units has been or will be filed with, approved or supervised by any Swiss reviewing body according to Article 51 of FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).
TAIWAN
Notifications
Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and any Subsidiary. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Grantee understands and acknowledges that the Grantee may acquire and remit foreign currency (including proceeds from the sale of Ordinary Shares of the Company) into Taiwan up to US$5,000,000 per year. The Grantee further understands that if the transaction amount is TWD$500,000 or more in a single transaction, the Grantee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. The Grantee acknowledges that the Grantee should consult his or her personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.
TURKEY
Terms and Conditions
Securities Law Information. Under Turkish law, the Grantee is not permitted to sell any Ordinary Shares acquired under the Plan in Turkey. The Shares are currently traded on the Nasdaq Global Select Market, which is located outside Turkey, under the ticker symbol “BGNE” and the Ordinary Shares may be sold through this exchange.
Financial Intermediary Obligation. The Grantee acknowledges that any activity related to investments in foreign securities (e.g., the sale of Ordinary Shares) should be conducted through a bank or financial intermediary institution licensed by the Turkey Capital Markets Board and should be reported to the Turkish Capital Markets Board. The Grantee is solely responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.
UNITED ARAB EMIRATES
Terms and Conditions
Securities Law Information. The Restricted Share Units are granted under the Plan only to select employees of the Company and its Subsidiaries and are in the nature of providing employee equity incentives in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If the Grantee does not understand the contents of the Plan and the Agreement, the Grantee should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of

Version: June 2020

Economy nor the Dubai Department of Economic Development has approved the Plan or the Agreement nor taken steps to verify the information set out herein, and has no responsibility for such documents.
UNITED KINGDOM
Terms and Conditions

Responsibility for Taxes. The following provisions supplement Paragraph 6 of the RSU Agreement:

Without limitation to Paragraph 6 of the RSU Agreement, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company or the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification can be viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Grantee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Grantee by any of the means referred to in Paragraph 6 of the RSU Agreement.

Version: June 2020